As filed with the Securities and Exchange Commission on January 24, 2007
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CURATECH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

UTAH	87-0649332
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

CURATECH INDUSTRIES, INC.
6337 Highland Drive, #1053
Salt Lake City, Utah                                84121
(Address of principal executive offices) (Zip code)

Letter Agreement with B.W. Hicken
Letter Agreement with William Stacey
Letter Agreement with Rod Brown
Letter Agreement with Todd Wheeler
Letter Agreement with Robert N. Wilkinson
Letter Agreement with R. Gordon Jones
Letter Agreement with Lane S. Clissold
Letter Agreement with Steven D. Moulton
(Full title of plan)

Lincoln Dastrup
6337 Highland Drive, #1053
Salt Lake City, Utah 84121
(Name and address of agent for service)

(801) 836-9810
(Telephone number, including area code of agent for service)

Copy to:

Robert N. Wilkinson, Esq.
60 East South Temple, Suite 1200
Salt Lake City, UT 84111
(801) 533-9645

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	890,000	$2.125	$1,891,250	$202.46
($0.001 Par Value)

(1) Represents 890,000 shares of Common Stock to be issued to employees and consultants as compensation for services rendered

(2) Estimated solely for the purpose of determining the amount of registration fees and pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 22, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Lincoln Dastrup
CuraTech Industries, Inc.
6337 Highland Drive, #1053
Salt Lake City, Utah 84121

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by CuraTech Industries, Inc., a Utah corporation (the "Company"), are incorporated herein by reference:

(a)	The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 23, 2006;

(b)	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2005;

(c)
The description of the Company's common stock contained in its Form 8-A filed January 31, 2005 (File No. 000-51140), including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference. Requests should be addressed to: Lincoln Dastrup, 6337 Highland Drive, #1053, Salt Lake City, Utah 84121. Our telephone number is (801) 836-9810.

The public may read and copy any materials we file with the Securities and Exchange Commission at the Commission’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

Certain legal matters in connection with this registration statement will be passed upon for the Company by Robert N. Wilkinson, Esq., Salt Lake City, Utah. Mr. Wilkinson will receive 20,000 shares of the Company’s common stock under this registration statement to be issued as compensation for legal services performed on behalf of the Company.

Item 6. Indemnification for Directors and Officers:

The Company's Bylaws contain the following indemnification provisions:

Article VIII. INDEMNIFICATION.

1.	Judgment by Board.

The Corporation shall indemnify any Officer or Director who is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (except not an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Officer or Director in connection with the action, suit, or proceeding if a majority of the Board of Directors, exclusive of the person to be indemnified, determines that such Officer or Director acted in good faith and in a manner the Officer or Director reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct at issue was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2.	Prior to Final Disposition.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of any undertaking by or on behalf of the Officer or Director that such person shall repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified by the Corporation pursuant to Paragraph 1 of this ARTICLE VIII.

3.	Continuation of Indemnification.

Any indemnification or advancement of expenses under this ARTICLE VIII shall, unless otherwise provided when the indemnification of advance of expenses is authorized or ratified, continue as to a person who has ceased to be an Officer or Director and shall inure to the benefit of such person’s heirs, executors and administrators.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

Item 8. Exhibits:

The exhibits to this Registration Statement are listed in the index to Exhibits on Page 8.

Item 9. Undertakings:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;
(iii)
To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(i) and 1(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)
The undersigned company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on January 24, 2007.

CuraTech Industries, Inc.

By:	/s/ Lincoln Dastrup
Lincoln Dastrup CEO and Director

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date

/s/ Lincoln Dastrup	Chief Executive Officer	January 24, 2007
Lincoln Dastrup	(Principal Executive Officer) and Director

/s/ Jarom Dastrup	Executive Vice President,	January 24, 2007
Jarom Dastrup	Secretary and Director

/s/ Linda L. Dastru	Treasurer (Principal Financial	January 24, 2007
Linda L. Dastrup	Officer and Director

INDEX TO EXHIBITS
Exhibit No.	Description

5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Letter Agreement with B.W. Hicken
10.2	Letter Agreement with William Stacey
10.3	Letter Agreement with Rod Brown
10.4	Letter Agreement with Todd Wheeler
10.5	Letter Agreement with Robert N. Wilkinson
10.6	Letter Agreement with R. Gordon Jones
10.7	Letter Agreement with Lane S. Clissold
10.8	Letter Agreement with Steven D. Moulton
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)